Exhibit 99.1

Cyngn Reports 2023 Fourth Quarter and Year-End Financial Results

MENLO PARK, Calif., March 6, 2024. – Cyngn Inc. (the “Company” or “Cyngn”) (Nasdaq: CYN), today announced its financial results for the fourth quarter and year ending on December 31, 2023.

Recent Operating Highlights:

●	U.S. Continental Renews Contract; 4x Gains in Efficiency Achieved

●	Nasdaq Grants Extension for Continued Exchange Listing

●	U.S. patent office granted 19 patents to-date; Cyngn’s patent portfolio also includes 6 additional pending U.S. patents and 20 pending international patents

●	Next-Gen DriveMod Kit will Harness Nvidia AI Computers

●	Closes $5.0 million Public Offering of Common Stock

●	Hands-off Automatic Unhitching Capabilities for Industrial Autonomous Vehicles

“I am pleased with the accomplishments of our Cyngn team as we transitioned from years of R&D into 2023 commercial readiness and finished the year with annual revenue at $1.5 million,” said Lior Tal, Chairman and Chief Executive Officer of Cyngn. “Our success is also driven in part with our key leading OEM partnerships from Motrec and BYD, and, aided by our technology alignment with Ouster’s LiDAR sensors and Nvidia’s artificial intelligence computation capabilities that power Cyngn’s AI-driven autonomous vehicle software solutions. During the first couple of months of 2024 we already successfully completed multiple trial deployments of DriveMod Autonomous Vehicles with leading vehicle manufacturers and automotive suppliers, and anticipate 2024 to be a fast-paced and exciting year as these transition to follow-on sales, and we scale up production deployment and rapidly expand our customer installed base. This will happen in parallel to continued development of the DriveMod Autonomous Forklifts, which are expected to begin initial deployments during the second half of the year.”

To learn more, watch our 2023 year in review video here.

2023 Financial Review:

●	2023 revenue was $1.5 million compared to $262 thousand in 2022, the majority of which was substantially the result of NRE (Non-Recurring Engineering) contracts in both years.

●	Total costs and expenses in 2023 were $24.8 million, an increase from $19.7 million in 2022. This increase was primarily related to R&D expenses, up $3.2 million due to increased technical staffing to support our AV technology offset by the recognition of an Employee Retention Credit of $572 thousand and capitalized software of $885 thousand. G&A expenses increased by $898 thousand year-over-year related to increased staffing to support public company responsibilities, increased marketing, advertising and other general and administrative expenses offset by the recognition of an Employee Retention Credit of $192 thousand. Cost of revenue increased by $1.0 million primarily from higher engineering development resources and hardware costs to support the completion of the final phases of NRE contracts. Headcount, including full time contractors, at the end of 2023 was 81 versus 79 from the prior year.

●	Net loss for 2023 was $(22.8) million compared to $(19.2) million in 2022. 2023 net loss per share was $(0.57), based on basic and diluted weighted average shares outstanding of approximately 40.0 million. This compares to a net loss per share of $(0.55) in 2022, based on approximately 34.9 million basic and diluted weighted average shares outstanding.

Q4 2023 Financial Review:

●	Fourth quarter revenue was $40.4 thousand compared to $262 thousand in the fourth quarter of 2022. Fourth quarter 2023 revenue was derived primarily from EAS software subscriptions from DriveMod Stock chaser vehicle deployments whereas prior year revenue was primarily the result of NRE contracts.

●	Total costs and expenses in the fourth quarter were $5.4 million, down from $6.0 million in the fourth quarter of 2022. This decrease was primarily due to a $635 thousand reduction in G&A expenses, partially due to the recognition of an Employee Retention Credit of $192 thousand. In addition, cost of revenue decreased by $86 thousand and R&D expenses increased by $204 thousand. The increase in R&D expense was primarily driven by commercial deployments, offset by the recognition of an Employee Retention Credit of $572 thousand and $123 thousand of capitalized software.

●	Net loss for the fourth quarter was $(5.4) million compared to $(5.5) million in the corresponding quarter of 2022. Fourth quarter 2023 net loss per share was $(0.12), based on basic and diluted weighted average shares outstanding of approximately 46.0 million in the quarter. This compares to a net loss per share of $(0.15) in the fourth quarter of 2022, based on approximately 37.7 million basic and diluted weighted average shares outstanding.

Balance Sheet Highlights:

Cyngn’s unrestricted cash and short-term investments at the end of 2023 total $8.2 million compared to $22.6 million as of December 31, 2022. At the end of the same period, working capital was $7.4 million and total stockholders’ equity was $10.6 million, as compared to year-end working capital of $22.4 million and total stockholders’ equity of $24.1 million, respectively as of December 31, 2022. The Company had no debt as of December 31, 2023 and December 31, 2022.

For more information on Cyngn, visit the “Investor Relations” page of the Company’s website (https://investors.cyngn.com/).

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

Website: https://cyngn.com

Twitter: http://twitter.com/cyngn

LinkedIn: https://www.linkedin.com/company/cyngn

YouTube: https://www.youtube.com/@cyngnhq

Investor/Media Contact: Bill Ong, bill@cyngn.com; 650-204-1551

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 7, 2024. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,
	2023	2022

Revenue	$40,356	$262,000
Costs and expenses:
Cost of revenue	100,589	186,823
Research and development	3,022,884	2,818,599
General and administrative	2,312,843	2,947,394
Total costs and expenses	5,436,316	5,952,816

Loss from operations	(5,395,960)	(5,690,816)

Other income, net
Interest income	39,189	41,409
Other income (expense)	(790)	103,262
Total other income, net	38,399	144,671

Net loss	$(5,357,561)	$(5,546,145)

Net loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.15)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	46,005,620	37,654,019

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2023	2022

Revenue	$1,489,317	$262,000
Costs and expenses:		-
Cost of revenue	1,222,321	186,823
Research and development	12,719,983	9,481,329
General and administrative	10,892,955	9,994,575
Total costs and expenses	24,835,259	19,662,727

Loss from operations	(23,345,942)	(19,400,727)

Other income, net
Interest income	137,887	44,100
Other income	396,825	120,118
Total other income, net	534,712	164,218

Net loss	$(22,811,230)	$(19,236,509)

Net loss per share attributable to common stockholders, basic and diluted	$(0.57)	$(0.55)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	39,987,864	34,947,710

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
Assets
Current assets
Cash	$3,591,623	$10,536,273
Restricted cash	-	50,000
Short-term investments	4,561,928	12,064,337
Prepaid expenses and other current assets	1,316,426	1,126,137
Total current assets	9,469,977	23,776,747

Property and equipment, net	1,486,672	884,000
Right-of-use asset, net	992,292	371,189
Intangible assets, net	1,084,415	473,076
Total Assets	$13,033,356	$25,505,012

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$196,963	$155,943
Accrued expenses and other current liabilities	1,201,142	854,920
Current operating lease liability	682,718	376,622
Total current liabilities	2,080,823	1,387,485

Non-current operating lease liability	317,344
Total liabilities	2,398,167	1,387,485

Commitments and contingencies (Note 12)
Stockholders’ Equity
Common stock, Par $0.00001; 200,000,000 shares authorized, 64,773,756 and 33,684,864 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	648	337
Additional paid-in capital	170,652,160	159,847,229
Accumulated deficit	(160,017,619)	(135,730,039)
Total stockholders’ equity	10,635,189	24,117,527
Total Liabilities and Stockholders’ Equity	$13,033,356	$25,505,012

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(22,811,230)	$(19,236,509)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	961,281	604,871
Stock-based compensation	3,208,103	2,867,698
Realized gain on short-term investments	(443,392)	(90,216)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,403,049)	(1,425,126)
Accounts payable	41,020	43,672
Accrued expenses and other current liabilities	969,662	936,387
Net cash used in operating activities	(19,477,605)	(16,299,223)

Cash flows from investing activities
Purchase of property and equipment	(1,045,822)	(918,318)
Acquisition of intangible asset	(718,711)	(456,822)
Purchase of short-term investments	(21,573,199)	(27,000,000)
Proceeds from maturities of short-term investments	29,519,000	15,025,879
Disposal of assets	180,898	-
Net cash provided by (used in) investing activities	6,362,166	(13,349,261)

Cash flows from financing activities
Proceeds from at-the-market equity financing, net of issuance costs	1,747,468	-
Proceeds from private placement offering and pre-funded warrants, net of offering costs	4,380,975	18,121,945
Proceeds from exercise of pre-funded warrants	-	2,662
Issuance of stock dividend	(16,182)	-
Proceeds from exercise of stock options	8,528	114,169
Net cash provided by financing activities	6,120,789	18,238,776

Net decrease in cash and cash equivalents and restricted cash	(6,994,650)	(11,409,708)
Cash and cash equivalents and and restricted cash, beginning of year	10,586,273	21,995,981
Cash and cash equivalents and restricted cash, end of year	$3,591,623	$10,586,273

Reconciliation of cash and restricted cash, end of period:
Cash	$3,591,623	$10,536,273
Restricted cash	-	50,000
Total cash and restricted cash	$3,591,623	$10,586,273